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                                                                   EXHIBIT 10.10


                  Compensation and Benefits Committee Minutes
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                         From January 22, 1997 Meeting
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         Regarding Quality Improvement Performance Award to Walter Hoff
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Special Award

     Mr. Staglin then indicated that the final item of business was the consideration of a special award to Walter Hoff. He noted that Mr. Hoff had recommended that he receive neither an annual bonus for 1995 nor a shareholder value plan award for the period ending December 31, 1995 due to significant quality performance issues in the Card Services businesses and that the Committee had followed Mr. Hoff's recommendation. Mr. Duques advised the Committee that there had been dramatic improvement in the quality of services provided in the Card Services business and recommended that Mr. Hoff be compensated for his achievement. The Committee concurred and unanimously adopted the following resolutions:

          RESOLVED, that the Corporation is authorized to pay to Mr. Hoff on or about April 1, 1997 the amount of $100,000 in recognition of the significant improvement in the quality of service being provided by the Card Services business.

          FURTHER RESOLVED, that in March 1998, management will again report to the Committee on the quality of service improvement achieved by Card Services and that provided such service has continued to improve, Mr. Hoff will be awarded an amount not to exceed $450,000 to be paid on or about April 1, 1998.